Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

MIAMI, FL, July 31, 2012 - Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and six months ended June 30, 2012.
Second quarter 2012 revenues were $276.6 million, compared to revenues of $291.2 million in the second quarter of 2011. The decline in revenues in 2012 was primarily due to decreased unit sales of approximately 8.4% in the 2012 period compared to the 2011 period. The Company recorded operating income of $40.9 million in the 2012 second quarter, compared to operating income of $38.0 million in the second quarter of 2011. Net income for the 2012 second quarter was $3.9 million, or $0.05 per diluted common share, compared to $30.3 million, or $0.34 per diluted common share, in the 2011 second quarter. The results for the three months ended June 30, 2012 included the acceleration of interest expense of $7.9 million related to the conversion of the Company's convertible debt and pre-tax losses related changes in the fair value of derivatives embedded within convertible debt of $6.0 million. Adjusting for these items, second quarter 2012 net income was $12.2 million or $0.15 per diluted share. The results for the three months ended June 30, 2011 included pre-tax gains from the liquidation of long-term investments of $19.5 million, changes in the fair value of derivatives embedded within convertible debt of $9.4 million, and the sale of a townhome of $577,000 offset by the acceleration of interest expense of $1.2 million related to the conversion of the Company's convertible debt. Adjusting for these items, second quarter 2011 operating income was $38.0 million and second quarter 2011 net income was $13.2 million or $0.16 per diluted share.
For the six months ended June 30, 2012, revenues were $534.2 million, compared to $551.6 million for the first six months of 2011. The decline in revenues in 2012 was primarily due to decreased unit sales of approximately 6.5% in the 2012 six-month period compared to the 2011 period. The Company recorded operating income of $74.4 million for the 2012 six-month period, compared to operating income of $69.4 million for the 2011 period. Net loss for the 2012 six-month period was $3.8 million, or $(0.05) per diluted common share, compared to net income of $49.7 million, or $0.61 per diluted common share, for the 2011 period. The results for the six months ended June 30, 2012 included pre-tax losses from changes in the fair value of derivatives embedded within convertible debt of $27.1 million and the acceleration of interest expense of $7.9 million related to the conversion of the Company's convertible debt. Adjusting for these items, net income for the six months ended June 30, 2012 was $17.7 million or $0.22 per diluted share. The results for the six months ended June 30, 2011 included pre-tax gains from the liquidation of long-term investments of $23.6 million, changes in the fair value of derivatives embedded within convertible debt of $8.9 million and the sales of townhomes of $3.7 million offset by the acceleration of interest expense of $1.2 million related to the conversion of the Company's convertible debt. Adjusting for these items, operating income for the six months ended June 30, 2011 was $69.4 million and net income for the six months ended June 30, 2011 was $28.5 million or $0.35 per diluted share.
For the three and six months ended June 30, 2012, the Company's tobacco business had revenues of $276.6 million and $534.2 million, respectively, compared to $291.2 million and $551.6 million for the three and six months ended June 30, 2011, respectively. Operating income was $44.6 million for the second quarter of 2012 and $82.1 million for the first six months of 2012, compared to $42.2 million and $78.6 million for the three and six months ended June 30, 2011, respectively.

Conference Call to Discuss Second Quarter 2012 Results
As previously announced, the Company will host a conference call and webcast on Tuesday, July 31, 2012 at 11:00 A.M. (ET) to discuss second quarter 2012 results. Investors can access the call by dialing 800-859-8150 and entering 25601183 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time before the webcast begins to register.
A replay of the call will be available shortly after the call ends on July 31, 2012 through August 14, 2012. To access the replay, dial 877-656-8905 and enter 25601183 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.

Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company's website, www.VectorGroupLtd.com.

[Financial Table Follows]
# # #

VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues*	$276,594	$291,180	$534,200	$551,558

Expenses:
Cost of goods sold*	211,752	231,073	411,933	436,250
Operating, selling, administrative and general expenses	23,914	22,140	47,893	45,865
Operating income	40,928	37,967	74,374	69,443

Other income (expenses):
Interest expense	(26,509)	(25,082)	(52,761)	(50,010)
Change in fair value of derivatives embedded within convertible debt	(6,003)	9,437	(27,060)	8,862
Acceleration of interest expense related to debt conversion	(7,888)	(1,217)	(7,888)	(1,217)
Equity income from non-consolidated real estate businesses	5,232	6,197	8,095	11,101
Equity (loss) income on long-term investments	(1,215)	(154)	(1,329)	609
Gain on sale of investment securities available for sale	—	1,506	—	14,541
Gain on liquidation of long-term investments	—	19,475	—	23,611
Gain on sales of townhomes	—	577	—	3,712
Other, net	583	140	515	216

Income (loss) before provision for income taxes	5,128	48,846	(6,054)	80,868
Income tax expense (benefit)	1,233	18,545	(2,259)	31,194

Net income (loss)	$3,895	$30,301	$(3,795)	$49,674

Per basic common share:

Net income (loss) applicable to common shares	$0.05	$0.38	$(0.05)	$0.62

Per diluted common share:

Net income (loss) applicable to common shares	$0.05	$0.34	$(0.05)	$0.61

Cash distributions and dividends declared per share	$0.40	$0.38	$0.80	$0.76

* Revenues and Cost of goods sold include excise taxes of $130,967, $142,934, $252,892 and $270,568, respectively.